Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, May 18, 2010 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.376013 per unit, payable on June 28, 2010, to unitholders of record on May 28, 2010. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.376013 per unit is higher than the $0.323140 per unit distributed last quarter and is 43.8% higher than the $0.261404 per unit distributed in the comparable quarter in 2009. The volumes of oil and natural gas produced and included in the current distribution have shown an increase over the volumes produced and included in the distribution in the comparable quarter in 2009. However, the benefit realized in the current distribution by the increased production was offset by the decrease in the price realized for natural gas.
     The table below presents the volumes and prices affecting the amount of the distributions for the past five quarterly distributions.

Record Date	Oil Volume	Gas Volume	Oil Price	Natural Gas Price
	(mcf)	(bbl)	(bbl)	(mcf)
May 27, 2009	2,829	59,420	$52.26	$7.79
August 31, 2009	4,929	68,428	$47.34	$5.18
November 31, 2009	5,864	68,865	$63.04	$4.44
February 26, 2010	6,169	73,602	$69.85	$3.69
May 28, 2010	6,210	60,167	$77.10	$5.58
     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. Marine does not receive royalties from the well. To date, Marine has not been directly impacted by the loss of the well or its aftermath. However, how Marine may be affected by this incident in the future, including any new or additional regulation that may be adopted in response to the incident that affects wells from which Marine receives royalties, are unknown at this time.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.800.985.0794